Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BEARS HOLDING SUB, INC.

Bears Holding Sub, Inc., a corporation organized and existing under the General Corporation Law of Delaware, as amended (the “GCL”), hereby certifies as follows:

1.	The name of the corporation is Bears Holding Sub, Inc. The corporation was originally incorporated pursuant to the GCL on October 26, 2018 under the same name.

2.

This Amended and Restated Certificate of Incorporation of Bears Holding Sub, Inc. has been duly adopted in accordance with the provisions of Sections 141(f), 242 and 245 of the GCL by the board of directors and stockholders of the corporation.

3.	The original certificate of incorporation of the corporation is hereby amended and restated so as to read in its entirety as follows:

FIRST: The name of the corporation is RTI Surgical Holdings, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Kent County, DE 19904. The name of corporation’s registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware, as amended (the “GCL”).

FOURTH: Capital Stock:

This corporation is authorized to issue 155,000,000 shares of capital stock, $0.001 par value, of which 150,000,000 shares shall be Common Stock, $0.001 par value and 5,000,000 shares shall be Preferred Stock, $0.001 par value.

(A)

Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B)

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, Bylaw Sections 2.04, 2.07 and paragraphs Ninth and Twelfth of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect, and no provision inconsistent therewith may be adopted by the stockholders unless such action is approved by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of all classes and series of the corporation entitled to vote generally in the election of the corporation’s directors.

SEVENTH: Directors shall be elected for a one-year term expiring at the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified, subject to his or her earlier death, resignation, retirement or removal from service as a director. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or a sole remaining director and any directors so chosen shall hold office until the next annual meeting of the stockholders and until their successors shall be duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this paragraph Seventh in each case unless expressly provided by such terms.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. Upon consummation of the corporation’s initial public offering of its Common Stock, stockholder action may not be taken by written consent in lieu of a meeting. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: The corporation shall indemnify each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of this corporation or another enterprise at the request of the predecessor corporation to the fullest extent permitted by Section 145 of the GCL, as amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be such a person and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any amendment, repeal or modification of the foregoing provisions of this paragraph Ninth shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TWELFTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Certificate of Incorporation of Bears Holding Sub, Inc., has been executed by its duly authorized officer this 8th day of March, 2019.

BEARS HOLDING SUB, INC.

By:	/s/ Jonathon M. Singer___
Name:	Jonathon M. Singer
Title:	Chief Financial and Administrative Officer, Corporate Secretary

Signature page to Amended and Restated Certificate of Incorporation